Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul Anderson	Gary W. Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(651) 769-6700
nti@alpha-ir.com

Northern Tier Reports First Quarter 2016 Results

Highlights

•	First quarter net income of $14.7 million and adjusted EBITDA of $28.2 million

•	Solid operations with total refinery throughput averaging 100,600 barrels per day

•	Significant progress on organic growth projects

Tempe, Ariz., May 3, 2016 (Globe Newswire) - Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (collectively, "Northern Tier" or the "Company") today reported first quarter 2016 net income of $14.7 million, compared to $111.2 million for first quarter 2015. The Company's results included non-cash lower of cost or market ("LCM") inventory adjustment benefits of $11.0 million and $10.8 million, respectively. Excluding the LCM adjustments and other special items, adjusted net income was $4.1 million for first quarter 2016, compared to $100.4 million for the prior year quarter. Adjusted EBITDA for first quarter 2016 was $28.2 million, down from $123.2 million in the first quarter 2015, due primarily to lower gross margins per barrel. A reconciliation of reported earnings to these non-GAAP performance measures can be found in the accompanying tables.
Dave Lamp, Northern Tier's Chief Executive Officer, said, "While the refinery ran well, our earnings declined over last year's first quarter as a result of narrowing light product margins and tightening crude oil differentials. Mid-continent product inventory builds over the winter compressed margins during the quarter. As a result of the weak margin environment, our results did not generate cash available for distribution to our unitholders."
Mr. Lamp continued, "During the first quarter, we continued to make good progress on organic growth projects including our desalter replacements, the No. 2 crude unit and distillate hydrotreaters revamps, and the installation of a solvent deasphalting unit. We are pleased to report that the first of these projects, the No. 1 crude unit desalter, was successfully commissioned in April and it is performing well."
First Quarter Operating Segment Highlights
Refining Segment
Refining operating income excluding LCM adjustments was $17.1 million for first quarter 2016 compared to $112.6 million for the prior year period ($28.1 million and $123.1 million, respectively, including LCM adjustments). Refining gross margin per barrel of throughput was $8.08 for first quarter 2016 ($9.28 including the LCM adjustment) compared to $19.53 per barrel of throughput for first quarter 2015 ($20.77 per barrel including the LCM adjustment). Refining Adjusted EBITDA for first quarter 2016, excluding LCM adjustments, was $28.5 million compared to $123.0 million for the prior year period. The decrease in Adjusted EBITDA was driven by lower product margins and lower crude oil differentials, which were partially offset by higher throughput rates and an additional day in the 2016 period. Total refinery throughput was 100,600 barrels per day in first quarter 2016, compared to 94,100 barrels per day in last year's first quarter. Refinery operating expenses increased to $4.85 per barrel in first quarter 2016, up from $4.59 per barrel last year as a result of planned and unplanned maintenance work.
Retail Segment
Retail operating income excluding LCM adjustments was $1.7 million for first quarter 2016, compared to $2.7 million for first quarter 2015 ($1.7 million and $2.4 million, respectively, including LCM adjustments). Fuel margins were $0.24 per gallon for first quarter 2016 compared to $0.21 per gallon for the prior year period ($0.24 and $0.21 per gallon, respectively, including LCM adjustments). Adjusted EBITDA for the first quarter of both 2016 and 2015, excluding LCM adjustments, was $4.2 million. The aggregate of fuel gallons sold at company-operated retail stores plus fuel gallons sold to franchise stores increased 7.0% for first quarter 2016 compared to first quarter 2015. The number of franchise locations totaled 114 as of March 31, 2016, compared to 95 as of March 31, 2015.

Liquidity and Capital Spending
Northern Tier's primary sources of liquidity are cash generated from operating activities and its ABL Facility ("ABL"). As of March 31, 2016, Northern Tier's cash on hand and availability under the ABL amounted to approximately $170 million as compared to approximately $224 million as of December 31, 2015. Working capital requirements can have a significant impact on the Company's liquidity. During periods of declining crude oil prices, cash from operations is negatively impacted by the timing of crude oil payables versus current product pricing. The reverse is true during periods of rising crude oil prices. Beginning in the fourth quarter of 2014, when the Company's crude oil costs dropped by over $30.00 per barrel, the Board of Directors of Northern Tier's general partner established a working capital reserve to reflect the negative impact on cash earnings for that period and to manage working capital requirements. While the Company considers its current level of liquidity to be adequate to support its continuing operations, the Board anticipates making changes, both increases and decreases, to the working capital reserve in periods when changes in crude oil prices significantly impact cash earnings versus earnings reported in accordance with generally accepted accounting principles ("GAAP"). During the first quarter of 2016, the Company's crude oil costs declined by approximately $2.40 per barrel from the beginning of the quarter to the end of the quarter, resulting in an estimated $6.0 million negative impact on cash earnings for the period. As a result, the Board increased the working capital reserve by $6.0 million, which reduced cash available for distribution for the first quarter 2016 correspondingly.
Capital spending for first quarter 2016 was $27.9 million, including $15.3 million on the previously announced organic growth projects, compared to first quarter 2015 spending of $6.6 million.
Quarterly Distribution
Weak margins and tight crude oil differentials significantly reduced the Company's first quarter 2016 cash flow from operations. After deducting customary cash reserves for interest expense, capital expenditures, organic growth projects, turnaround and related expenses, and working capital as described above, the Company had a cash available for distribution deficit of $11.5 million. As a result, the Board of Directors of Northern Tier's general partner did not declare a cash distribution for the first quarter of 2016.
Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) operating performance, (ii) cash flows caused by, among other things, fluctuations in the prices of crude oil and other feedstocks and the prices received for finished products, (iii) working capital requirements including inventory fluctuations, (iv) maintenance and regulatory capital expenditures, (v) reserves for organic growth capital expenditures and (vi) cash reserves deemed necessary or appropriate by the Board of Directors of Northern Tier's general partner, including amounts to replenish unfunded reserves from the calculation of first quarter 2016 cash available for distribution.
Q2 2016 Operating and Capital Expenditure Guidance
For the second quarter of 2016, Northern Tier projects total throughput of between 95,000 and 98,500 barrels per day at the St. Paul Park refinery. Direct operating expense per barrel of throughput is expected to be between $4.80 and $5.30, not including turnaround expenditures. Total capital expenditures for the second quarter are expected to be between approximately $26 million and approximately $31 million, including between $16 million and $19 million for the organic growth projects. See the accompanying table for additional key metric guidance.
Conference Call Information
Northern Tier will host a conference call to discuss its quarterly results on Tuesday, May 3, 2016, at 1:00 pm Eastern Time. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (888) 687-6184 or (724) 498-4514 and the passcode 89284995. An audio webcast of the call, as well as a slide presentation, will be available on the Investors section of www.northerntier.com under Calendar of Events. An audio replay of the conference call will be available for fourteen days following the call at www.northerntier.com and by dialing (800) 585-8367 or (404) 537-3406 and the passcode 89284995. The slide presentation will remain available on www.northerntier.com in accordance with Northern Tier's investor presentation archive policy.
About Northern Tier
Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 169 convenience stores and supports approximately 114 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom's brand. Northern Tier is headquartered in Tempe, Arizona.
More information about Northern Tier is available at www.northerntier.com.

Non-GAAP Measures
This earnings release includes non-GAAP measures including Adjusted Net Income, Adjusted EBITDA, Cash Available for Distribution, Refining Gross Margin, Retail Fuel and Retail Merchandise Gross Margins, and other measures that exclude the impact of non-cash and special items. Northern Tier believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier's non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.
Forward-Looking Statements and Qualified Notice
This press release contains certain "forward-looking statements" which reflect Northern Tier's views and assumptions on the date of this press release regarding future events. These forward-looking statements include statements about, among other things, future: progress on our organic growth projects including our desalter replacements, No. 2 crude unit and distillate hydrotreater revamps and solvent deasphalting unit installation; performance of the No. 1 crude unit desalter; liquidity including cash and ABL availability; working capital requirements and reserves relating thereto; crude oil prices; payment of distributions including the amount and timing thereof; calculations of cash available for distribution including determination of reserves and replenishment of unfunded reserves and the impacts thereof; crude oil charge and inventories; total, other and heavy throughput including percentage of heavy crude oil throughput compared to total throughput; direct operating expenses; turnaround expenditures, total capital expenditures and expenditures on organic growth projects; retail and franchise volumes, sales and margins; reserves including for turnaround and related expenses and organic growth projects; SG&A, depreciation and amortization; interest expense; income taxes; amounts and types of capital expenditures on maintenance, regulatory and other discretionary projects and on organic growth projects or otherwise; closing of the merger between Northern Tier and Western Refining, Inc. in the second quarter 2016 or at all and payment of any prorated distribution including the amount and timing thereof; and ability of reserves to mitigate the impact of spending on cash available for distribution. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier's filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per unit amounts, unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
REVENUE	$604.4	$793.8
COSTS, EXPENSES AND OTHER
Cost of sales	474.2	576.5
Direct operating expenses	78.3	69.3
Turnaround and related expenses	0.4	0.4
Depreciation and amortization	11.3	10.8
Selling, general and administrative expenses	23.3	20.2
Merger-related expenses	0.4	—
Income from equity method investment	(5.5)	(3.6)
Other loss	0.2	0.7
OPERATING INCOME	21.8	119.5
Interest expense, net	(6.5)	(7.5)
INCOME BEFORE INCOME TAXES	15.3	112.0
Income tax provision	(0.6)	(0.8)
NET INCOME	$14.7	$111.2

Net earnings per common unit, basic	$0.16	$1.20
Net earnings per common unit, diluted	$0.16	$1.20
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
SELECTED OPERATING INCOME DATA
(in millions, unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
OPERATING INCOME
Refining	$28.1	$123.1
Retail	1.7	2.7
Corporate and unallocated costs	(8.0)	(6.3)
TOTAL OPERATING INCOME	21.8	119.5
Interest expense, net	(6.5)	(7.5)
Income tax provision	(0.6)	(0.8)
NET INCOME	$14.7	$111.2
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
SELECTED BALANCE SHEET AND CASH FLOW DATA
(in millions, unaudited)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$35.0	$70.9
Total assets	$1,149.4	$1,137.3
Total debt and financing obligations	$376.2	$353.1
Equity	$376.3	$393.1

	Three Months Ended
	March 31, 2016	March 31, 2015
Net cash provided by operating activities	$5.8	$82.9
Net cash used in investing activities	(27.9)	(6.6)
Net cash used in financing activities	(13.8)	(45.9)
Net increase (decrease) in cash and cash equivalents	$(35.9)	$30.4
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
SUPPLEMENTAL OPERATING DATA
(unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
REFINING SEGMENT
Key Operating Statistics
Total refinery production (bpd)	100,793	94,312
Total refinery throughput (bpd)	100,609	94,108
Refined products sold (bpd)	99,094	98,481
Per barrel of throughput:
Refining gross margin	$9.28	$20.77
Refining gross margin excluding lower of cost or market inventory adjustment	$8.08	$19.53
Direct operating expenses	$4.85	$4.59
Per barrel of refined products sold:
Refining gross margin	$9.43	$19.85
Direct operating expenses	$4.92	$4.39
Refinery product yields (bpd):
Gasoline	49,707	44,958
Distillate	33,639	33,257
Asphalt	11,662	10,093
Other	5,785	6,004
Total	100,793	94,312
Refinery throughput (bpd):
Crude oil	96,349	91,540
Other feedstocks	4,260	2,568
Total	100,609	94,108
Crude oil by type (bpd):
Light crude oil	58,349	55,505
Synthetic crude oil	11,726	12,182
Heavy crude oil	26,274	23,853
Total	96,349	91,540

RETAIL SEGMENT
Company operated stores:
Fuel gallons sold (in millions)	73.1	71.9
Fuel margin per gallon	$0.24	$0.21
Fuel margin per gallon excluding lower of cost or market inventory adjustment	$0.24	$0.21
Merchandise sales (in millions)	$84.2	$82.6
Merchandise gross margin	26.1%	25.9%
Number of stores at period end	169	165
Franchise stores:
Fuel gallons sold (in millions)	28.8	23.3
Royalty income	$1.0	$0.8
Number of stores at period end	114	95
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
RECONCILIATION OF NET INCOME (LOSS) TO
EBITDA AND ADJUSTED EBITDA
(in millions, unaudited)

	Three Months Ended March 31, 2016
	Refining	Retail	Other	Total
Net income (loss)	$28.1	$1.1	$(14.5)	$14.7
Adjustments:
Interest expense	—	—	6.5	6.5
Income tax provision	—	0.6	—	0.6
Depreciation and amortization	9.0	2.2	0.1	11.3
EBITDA subtotal	37.1	3.9	(7.9)	33.1
Lower of cost or market inventory adjustment (b)	(11.0)	—	—	(11.0)
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	0.4	—	—	0.4
Equity-based compensation expense	1.3	0.3	3.0	4.6
Merger-related expenses	—	—	0.4	0.4
Adjusted EBITDA (a)	$28.5	$4.2	$(4.5)	$28.2

	Three Months Ended March 31, 2015
	Refining	Retail	Other	Total
Net income (loss)	$123.1	$1.9	$(13.8)	$111.2
Adjustments:
Interest expense	—	—	7.5	7.5
Income tax provision	—	0.8	—	0.8
Depreciation and amortization	8.7	1.8	0.3	10.8
EBITDA subtotal	131.8	4.5	(6.0)	130.3
Lower of cost or market inventory adjustment (b)	(10.5)	(0.3)	—	(10.8)
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	0.4	—	—	0.4
Equity-based compensation expense	0.6	0.1	1.9	2.6
Adjusted EBITDA (a)	$123.0	$4.3	$(4.1)	$123.2
See notes to earnings release tables.

NORTHERN TIER ENERGY LP
CASH AVAILABLE FOR DISTRIBUTION
(in millions, unaudited)

Three Months Ended March 31, 2016
Net income	$14.7
Adjustments:
Interest expense	6.5
Income tax provision	0.6
Depreciation and amortization	11.3
EBITDA subtotal	33.1
Lower of cost or market inventory adjustment (b)	(11.0)
MPL proportionate depreciation expense	0.7
Turnaround and related expenses	0.4
Equity-based compensation expense	4.6
Merger-related expenses	0.4
Adjusted EBITDA (a)	28.2
Cash interest expense	(7.3)
Cash income taxes paid	—
MPL proportionate depreciation expense	(0.7)
Increase in working capital reserve (c)	(6.0)
Capital expenditures (d)	(10.7)
Reserve for turnaround and related expenses (e)	(7.5)
Reserve for organic growth projects (f)	(7.5)
Cash available for distribution deficit (g)	$(11.5)

Since Northern Tier had a cash available for distribution deficit of $11.5 million for the three months ended March 31, 2016, Northern Tier did not generate sufficient cash during the three months ended March 31, 2016 to fully fund the reserves taken in connection with the calculation of cash available for distribution for the period. The Board of Directors of Northern Tier's general partner expects to consider the amount of these unfunded reserves when determining the appropriate reserves to be taken when calculating the amount of cash available for distribution with respect to the second quarter of 2016 or any portion of such period, which Northern Tier expects would adversely impact the amount of available cash for such period.

See notes to earnings release tables.

NORTHERN TIER ENERGY LP
OTHER NON-GAAP PERFORMANCE MEASURES
(in millions, unaudited)

	Three Months Ended
Refining operating information:	March 31, 2016	March 31, 2015
Refining revenue	$495.3	$689.6
Refining cost of sales	410.3	513.7
Refining gross margin (h)	85.0	175.9
Refining lower of cost or market adjustment (b)	(11.0)	(10.5)
Refining gross margin excluding lower of cost or market adjustment (h)	$74.0	$165.4

Total throughput (millions of barrels)	9.2	8.5
Refining gross margin per barrel of total throughput	$9.28	$20.77
Refining gross margin excluding lower of cost or market adjustment per barrel of total throughput	$8.08	$19.53

Refining direct operating expenses	$44.4	$38.9
Total throughput (millions of barrels)	9.2	8.5
Refining direct operating expenses per barrel of throughput	$4.85	$4.59

	Three Months Ended
Retail gross margin data:	March 31, 2016	March 31, 2015
Retail revenue:
Fuel revenue	$133.0	$161.5
Merchandise revenue	84.2	82.6
Other revenue	10.7	8.9
Intercompany eliminations	(5.1)	(4.3)
Retail revenue	222.8	248.7

Retail cost of sales:
Fuel cost of sales	115.8	146.3
Merchandise cost of sales	62.2	61.2
Other cost of sales	4.7	4.1
Intercompany eliminations	(5.1)	(4.3)
Retail cost of sales	177.6	207.3

Retail gross margin: (i)
Fuel margin	17.2	15.2
Merchandise margin	22.0	21.4
Other margin	6.0	4.8
Intercompany eliminations	—	—
Retail gross margin	$45.2	$41.4

	Three Months Ended
Retail fuel gross margin per gallon:	March 31, 2016	March 31, 2015
Retail fuel revenue	$133.0	$161.5
Retail fuel costs of sales	115.8	146.3
Retail fuel gross margin (i)	17.2	15.2
Lower of cost or market inventory adjustment	—	(0.3)
Adjusted retail fuel gross margin (i)	$17.2	$14.9
Retail fuel gallons sold (in millions)	73.1	71.9
Retail fuel gross margin per gallon	$0.24	$0.21
Adjusted retail fuel gross margin per gallon	$0.24	$0.21

	Three Months Ended March 31, 2016
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$28.1	$1.7	$(8.0)	$21.8
Adjusted for special items:
Lower of cost or market inventory adjustment (b)	(11.0)	—	—	(11.0)
Merger-related expenses	—	—	0.4	0.4
Operating income (loss), adjusted for special items (j)	$17.1	$1.7	$(7.6)	$11.2

	Three Months Ended March 31, 2015
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$123.1	$2.7	$(6.3)	$119.5
Adjusted for special items:
Lower of cost or market inventory adjustment (b)	(10.5)	(0.3)	—	(10.8)
Operating income (loss), adjusted for special items (j)	$112.6	$2.4	$(6.3)	$108.7

	Three Months Ended
Reconciliation of Net Income to Adjusted Net Income:	March 31, 2016	March 31, 2015
Net Income	$14.7	$111.2
Adjusted for special items:
Lower of cost or market inventory adjustment (b)	(11.0)	(10.8)
Merger-related expenses	0.4	—
Adjusted Net Income (j)	$4.1	$100.4

Weighted-average Units Outstanding (in millions):	93.1	92.6
Net earnings per common unit, basic and diluted:
Actual	$0.16	$1.20
Adjusted	$0.04	$1.08

NORTHERN TIER ENERGY LP
OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q2 2016
	Low	High
Refinery Statistics:
Total crude oil charge (bpd)	94,000	97,000
Other throughput (bpd)	1,000	1,500
Total throughput (bpd)	95,000	98,500
Heavy crude oil throughput percentage of total throughput	26%	28%
Crude oil inventory (thousands of bbls)	2,400	2,700
Direct operating expenses excluding turnaround ($/throughput bbl)	$4.80	$5.30

Retail Statistics:
Forecasted gallons (mm):
Company-operated stores	78	80
Franchise stores	31	33
Retail fuel margin ($/gallon):	$0.21	$0.23
Merchandise sales ($ in mm)	$96	$98
Merchandise gross margin (%)	25%	27%
Direct operating expense ($ in mm)	$35	$37

Other Guidance ($ in mm):
Reserve for turnaround and related expenses	$7.5
Reserve for organic growth projects	$7.5
Replenishment of unfunded reserves (k)	$—	$11.5
SG&A	$23	$25
Depreciation & amortization	$11	$12
Cash interest expense	$7	$8
Cash income taxes paid	$1	$2

			Full Year 2016
Capital Expenditures ($ in mm):			Low	High
Maintenance, regulatory and other discretionary projects	$10	$12	$41	$48
Organic growth projects	16	19	54	62
Total planned capital expenditures	$26	$31	$95	$110

In the event the previously announced proposed merger between Northern Tier and Western Refining, Inc. closes prior to the end of the quarter ending June 30, 2016, Northern Tier will, to the extent it generates cash available for distribution in the second quarter of 2016, make a prorated quarterly cash distribution to Northern Tier's unitholders of record as of immediately prior to the effective time of the merger, in accordance with the terms of the merger agreement.

See notes to earnings release tables.

NORTHERN TIER ENERGY LP
NOTES TO EARNINGS RELEASE TABLES

(a) Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in calculating the components of various covenants in the agreements governing Northern Tier’s 2020 Secured Notes and ABL. Northern Tier believes the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. The calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities which many of Northern Tier’s peers capitalize and therefore exclude from Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, lower of cost or market inventory adjustments, turnaround and related expenses, equity-based compensation expense and merger-related expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.
(b) Includes adjustments to reserves to state inventory at the lower of cost or market as of period end. Quarterly non-cash lower of cost or market inventory reserve adjustments are excluded from Adjusted EBITDA.
(c) Represents an increase in the working capital reserve established in the fourth quarter 2014. Changes in crude oil prices can impact cash generated from operations due to the timing of crude oil payables. During the first quarter 2016, crude oil prices decreased, resulting in an estimated $6.0 million reduction in the Company's cash earnings from operations and a reduction in working capital. As a result, the Board of Directors of Northern Tier's general partner increased the working capital reserve accordingly.
(d) Capital expenditures include maintenance, replacement and regulatory capital projects on an accrual basis.
(e) Reserves are determined by the board of directors of our general partner primarily for the purposes of funding our turnaround and discretionary capital projects. Since spending may be significant in any given quarter, reserves are made over several quarters in order to mitigate the impact on cash available for distribution.
(f) The reserve for organic growth projects of $7.5 million is used to fund approved organic growth projects. Since spending may be significant in any given quarter, reserves are made over several quarters in order to mitigate the impact on cash available for distribution. To the extent actual spending on organic growth projects exceeds the cash reserve, we may borrow on our ABL Facility to fund the difference. Subsequent quarterly cash reserves for organic growth projects may be used to repay any outstanding borrowings under the ABL Facility that were made for the purpose of funding organic growth projects.
(g) Cash available for distribution is a non-GAAP performance measure that we believe is important to investors in evaluating our overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. As shown in the table above, we have reconciled cash available for distribution to Adjusted EBITDA and in addition reconciled Adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Our calculation of cash available for distribution may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the board of directors of our general partner following the end of such quarter.
(h) Refining gross margin is calculated by subtracting refining costs of sales from total refining revenues. Refining gross margin excluding lower of cost or market ("LCM") inventory adjustment is calculated by adding back the non-cash LCM inventory adjustment to refining gross margin. Refining gross margin and refining gross margin excluding LCM are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Northern Tier's calculation of refining gross margin and refining gross margin excluding LCM may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(i) Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail performance. Northern Tier's calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures. Retail fuel gross margin and retail fuel gross margin excluding LCM are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail segment performance as a general indication of the amount above its cost of products that it is able to sell retail fuel products. Northern Tier's calculation of retail fuel gross margin and retail fuel gross margin excluding LCM may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.
(j) Adjusted Net Income and operating income, adjusted for special items are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its operating performance. Northern Tier's calculation of Adjusted Net Income and operating income, adjusted for special items may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.
(k) Represents replenishment of unfunded reserves in connection with the calculation of the first quarter 2016 cash available for distribution deficit where the "High" column reflects the total amount of such unfunded reserves.